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                                 Exhibit (h)(45)

              Agency Services Agreement dated as of August 2, 2002 between One Group Mutual Funds and Putnam Fiduciary Trust Company

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                             ONE GROUP MUTUAL FUNDS
                            AGENCY SERVICES AGREEMENT

     THIS AGENCY SERVICES AGREEMENT is made as of the 2nd day of August, 2002, by and between One Group Mutual Funds, a registered investment company under the Investment Company Act of 1940 (the "1940 Act") with its principal office at 1111 Polaris Parkway, Columbus, OH 43271-1235 (the "Trust") and Putnam Fiduciary Trust Company, a Massachusetts trust company with its principal office at One Post Office Square, Boston, Massachusetts 02109 ("PFTC").

     WHEREAS, PFTC has agreed to provide certain administrative and recordkeeping services as agent for certain employee benefit plans, profit sharing plans, and retirement plans (the "Plans") for certain portfolios of the Trust (the "Funds"), and is a transfer agent registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of PFTC. The Trust hereby appoints PFTC as an agent for the Trust for the sole purpose of accepting orders for the purchase, and requests for redemption, of the authorized and issued shares of beneficial interest or common stock of the Funds (the "Shares") purchased, held or redeemed by a Plan (collectively referred to as "Instructions"). PFTC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.   Duties of the Parties.

     2.01 PFTC shall perform the following services:

          (a) Receive from the Plans orders for the purchase of Shares by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that the New York Stock Exchange is open for business ("Business Day"), transmit such orders to the Transfer Agent, a designated agent of the Trust, for acceptance on such Business Day and promptly deliver or instruct the Plans (or the Plans' Trustee(s) as the case may be) to deliver payment and appropriate documentation therefor to Transfer Agent for acceptance;

          (b) Receive from the Plans by the Close of Trading each Business Day redemption requests and redemption directions, transmit such requests and directions to the Transfer Agent and deliver appropriate documentation therefor to Transfer Agent, in each case for acceptance on such Business Day; and

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          (c)  As instructed, maintain adequate records related to, and advise
               Transfer Agent as to, the foregoing. To the extent required under the 1940 Act and rules thereunder, PFTC agrees that such records maintained by it will be preserved, maintained and made available in accordance with the provisions of the 1940 Act and rules thereunder, and copies or, if required, originals, will be surrendered promptly. Subject to the foregoing, records surrendered hereunder shall be in machine readable or optical disk form. This provision shall survive the termination of this Agreement.

     2.02 PFTC shall maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement. PFTC shall notify the Trust promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

     2.03 The parties hereto shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Plans.

     2.04 In accordance with procedures established from time to time by agreement of the parties hereto, the Trust shall instruct the Transfer Agent to furnish to PFTC, for each Fund, no later than 6:30 p.m. Eastern Time on each Business Day as appropriate:

          (a) Net asset value information as of the Close of Trading each Business Day when such information is used for crediting accounts; and

          (b) Dividend and capital gains distribution information, as it arises, when such information is used for crediting accounts; and

          (c) Daily accrual for interest rate factor (mil rate) information with respect to Funds which declare dividends daily, when such information is used for crediting accounts.

          (d) In addition, the Transfer Agent will transmit daily net asset value information and daily accrual for interest rate factor (mil rate) information as of the Close of Trading each Business Day to PFTC via the NSCC's Mutual Fund Profile System ("MFPS") no later than 7:30 p.m. Eastern Time on each Business Day.

     2.05 (a) Orders derived from, and in amounts equal to, Instructions received by PFTC prior to the Close of Trading on any Business Day ("Day 1") shall be transmitted to PFTC via the Fund/SERV system to the Transfer Agent no later than 5:00 a.m. Eastern Time on the next Business Day ("Day 2"). Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1 subject to the terms of such Fund's prospectus. In the event of an error or delay with respect to the

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               transmittal of such orders by PFTC, PFTC may resubmit such order to the Transfer Agent via the Fund/SERV system on the Business Day following Day 2 and Transfer Agent shall effect such trade as of the original placement date.

          (b) To the extent that such orders are not transmitted to the Transfer Agent via the Fund/SERV system, such orders shall be transmitted via facsimile to the Transfer Agent by 9:30 a.m. Eastern Time on the next Business Day. Such trades shall be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1 subject to the terms of such Fund's prospectus.

     2.06 PFTC agrees that all books, records, information and data pertaining to the business of the Transfer Agent which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

     2.07 PFTC shall maintain or provide for redundant facilities and shall maintain or provide for backup files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, so that in the event of a power failure or other interruption of whatever cause at the location of its records such records are maintained intact and transactions can be processed at another location.

     2.08 The parties hereto shall furnish to each other such information as may reasonably be requested (including without limitation periodic certifications confirming the provision of the services described herein), and will otherwise cooperate with each other (including without limitation any auditors designated by the Trust) in connection with reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

     2.09 The parties hereto shall comply with federal and state securities laws and regulations thereunder in connection with their responsibilities under this Agreement.

     2.10 In accordance with the procedures established from time to time by agreement of the parties hereto, the Trust shall cause the Transfer Agent to promptly furnish to PFTC in the frequency requested, for each
          Fund:

          (a) Copies of prospectuses, financial statements, reports or other materials relating to each Fund, and updates of such materials, in the quantity requested by PFTC as such updates become available; and

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          (b)  Performance data for each Fund, including without limitation total return and current yield information computed in accordance with applicable regulations and other performance information as PFTC may reasonably request.

          (c) Such copies and performance data as described in subsections (a) and (b) above (collectively "Fund Information") may be received by PFTC through electronic means or in disk format. PFTC is authorized to distribute such Information to the Plan and plan participants via Internet, other electronic means or hard copy as long as it complies with SEC rules and regulations regarding electronic delivery applicable to such distribution.

          (d) With respect to the Fund Information received electronically or in disk format, PFTC represents, warrants and covenants that it shall not alter in any way such Fund Information provided by the Trust and shall promptly make available updated Fund Information after PFTC receives such Fund Information from the Trust in the format specified in subsection (c) above. The Trust represents, warrants and covenants that Fund Information shall be promptly delivered electronically or in disk format to PFTC.

     2.11 Purchases and sales of the Funds are subject to the terms of the Funds' prospectuses.

     2.12 The Trust hereby authorizes PFTC, for purposes of section 2.10 concerning the transmission of performance data, to utilize Lipper Analytical Services in reporting the performance of the Fund(s).

     2.13 On each Business Day for which PFTC has transmitted orders for purchases, exchanges or redemptions for a Plan, Transfer Agent shall send to PFTC via the Fund/SERV system, verification of such purchases, exchanges or redemptions or notification of the rejection of such orders ("Confirmations"). Such Confirmations shall include the total number of Shares of each Fund held by a Plan following such purchases, exchanges or redemptions. Transfer Agent shall submit, in a timely manner, such Confirmations to the Fund/SERV system in order for PFTC to receive no later than 11:00 a.m. Eastern Time the next Business Day.

     2.14 (a) In the event there are purchase and redemption orders received by the Transfer Agent within the time limits set forth above on any Business Day for any Fund, settlement shall occur consistent with the requirements of the Fund/SERV system.

          (b) For those purchase orders not transmitted via the Fund/SERV system, PFTC shall make payment to the Trust or its designated agent in federal funds no later than the close of the Fedwire system on the Business Day

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               following the day on which the Instructions are treated as having been received by the Trust pursuant to this Agreement.

          (c) For those redemption orders not transmitted via the Fund/SERV system, the Trust shall make payment in federal funds no later than the close of the Fedwire system on the Business Day following the day on which the Instructions are treated as having been received by the Trust pursuant to this Agreement.

     2.15 The Transfer Agent will transmit to PFTC via the NETWORKING system those Networking activity files reflecting all account activity including but not limited to closing account balance, purchases, redemptions, capital gains, dividends, price and share adjustments. Such files must be received by PFTC on the Business Day following Day 2.

     2.16 In the case of Instructions which constitute a purchase order originating from the redemption of shares of either Bank One common stock ("Bank One Purchase Orders") or Textron, Inc. common stock ("Textron Purchase Orders"), settlement shall occur by PFTC initiating to the Trust a wire transfer by 1:00 p.m. Eastern Time on the third successive Business Day ("T+3") following PFTC's communication of such Instructions to the Trust in accordance with and within those time frames and procedures currently agreed upon between the parties.

3. Compensation. For the services which PFTC shall render to the Trust under this Agreement, the Trust will pay to PFTC a fee on a quarterly basis, at the rate or rates as set forth in Schedule A.

4.   Representations and Warranties.

     4.01 Each party represents and warrants to the other parties that:

          (a) It is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation;

          (b) It has legal power and authority to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business and the registrations are and will remain in full force and effect during the term of this Agreement;

          (c) It is empowered by its charter and bylaws and under applicable law to enter into and perform this Agreement; and

          (d) All requisite actions have been taken to authorize it to enter into and to perform this Agreement.

     4.02 In addition, PFTC represents and warrants to the Trust that:

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          (a)  It is duly registered as a transfer agent under section 17A of the Exchange Act; and

          (b) It maintains and knows of no reason why it cannot or will not during the term hereof maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement.

     4.03 In addition, the Trust represents and warrants that it is registered as an investment company under the 1940 Act.

5.   Indemnification.

     5.01 Each party (an "Indemnitor") agrees to indemnify and hold harmless each other party, their respective trustees or directors, officers, agents, employees and each person, if any, who controls them within the meaning of the Securities Act of 1933 ("1933 Act") (collectively, "Indemnified Parties"), against any losses, claims, damages, liabilities or expenses (including any legal or other expenses reasonably incurred by them in connection with investigating or defending such loss, claim or action) to which an Indemnified Party may become subject insofar as those losses, claims, damages, liabilities or expenses (or actions in respect thereof), arise out of or are based upon (a) any negligent act or omission by an Indemnitor or its agents relating to the performance of its obligations under this Agreement; (b) any breach by the Indemnitor of its representations or warranties contained in this Agreement; (c) the Indemnitor's failure to comply with any of the terms of this Agreement; or (d) the acceptance by any Indemnified Party of any transaction or account maintenance information from the Indemnitor with respect to the Plans or their assets. Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

          Notwithstanding the foregoing, there shall be no indemnification obligation between the parties arising out of the failure of any Plan to provide good funds for the settlement of any transaction authorized by a Plan.

     5.02 In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which a party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other parties of such assertion or loss and shall keep the others advised with respect to all developments concerning such claim. An Indemnitor shall have the option to assume the defense of a claim at its expense, or to participate at its expense with the party or parties seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any

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          compromise in any case in which the other parties may be required to indemnify it except with the other party's prior written consent.

     5.03 The obligations of the parties hereto under this Section 5 shall survive the termination of this Agreement.

6. Acknowledgments. PFTC acknowledges that the Trust, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and regulations thereunder, and that the offer and sale of its shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Trust acknowledges that PFTC is not responsible for the Trust's compliance with such laws and regulations.

7. Duration and Termination of Agreement. This Agreement will become effective as of the date hereof and may be terminated by each party upon ninety (90) days written notice to the other parties. This Agreement shall terminate immediately upon written notice to the other parties in the event that:

          (a) PFTC becomes unable for any reason to perform the services contemplated by this Agreement;

          (b) The Trust ceases to offer investment alternatives under the Plans; or

          (c) At any time, the authorizations, licenses, qualifications or registrations required to be maintained by PFTC in connection with the performance of its duties hereunder shall lapse or cease to remain in full force and effect.

     Upon termination of this Agreement, each party shall return to the other parties all copies of confidential or proprietary materials or information receive from such other parties hereunder other than materials or information required to be retained by such party under applicable laws or regulations. The obligations of the parties under this section shall survive the termination of this Agreement.

8. Assignment. Neither this Agreement nor any rights of obligations hereunder may be assigned or delegated by either party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9. Notices. Notices hereunder shall be in writing, shall be delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at his address below or at a changed address specified by it in a notice to the other parties hereto:

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                  One Group Mutual Funds
                  1111 Polaris Parkway
                  Columbus, OH 43271-1235
                  Fax:  614-213-6331
                  ATTN:  Mark A. Beeson

                  DCPA
                  Level 1
                  Location 33
                  P.O. Box 9740
                  Providence, RI 02940-9740
                  Fax:  617-760-6893
                  ATTN:  Virginia A. Papa, Managing Director

10. Amendment. This Agreement may be amended or modified only by a written agreement executed by the parties.

11. Trust Liability. The names "One Group Mutual Funds" and "Trustees of One Group Mutual Funds" refer, respectively, to the trust created and the trustees, as trustees, but not individually or personally, acting from time to time under a Declaration of Trust dated as of Mary 23, 1985 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claim against the Trust.

12. Governing Law. This Agreement shall be constructed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

13. Headings. Paragraph headings in this Agreement are included for convenience or reference only and are not to be used to construe or interpret this Agreement.

14. Money Laundering. Each party agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, and each party shall cooperate with the other to the extent required by law to facilitate implementation of each other's anti-money laundering program.

15. Privacy of Non-Public Personal Information. Each party hereto agrees to establish and maintain policies and procedures designed to insure the confidentiality of non public personal information, as the term is defined under federal law including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended, and any regulations promulgated

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     thereunder ("Non-Public Personal Information"). Each party hereto agrees that any Non-Public Personal Information that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with applicable federal regulations promulgated under the Gramm-Leach-Bliley Act applicable to such party, and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. This provision shall survive termination of this Agreement.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. This Agreement is intended to set forth the rights, duties and responsibilities between the Trust and PFTC with respect to the matters covered herein. Nothing contained in the Agreement is intended to convey rights to any third parties, such as Plans, Plan participants or the Transfer Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PUTNAM FIDUCIARY TRUST COMPANY                 ONE GROUP MUTUAL FUNDS

By: /s/ Tina A. Campbell                       By: /s/ Mark A. Beeson
   --------------------------------------      ---------------------------------
Name: Tina A. Campbell                         Name: Mark A. Beeson
     ------------------------------------            ---------------------------
Title: Senior Vice President - Putnam          Title: President
      -----------------------------------            ---------------------------
       Fiduciary Trust Company

Date: 11/19/02                                 Date: 11/13/02
     ------------------------------------            ---------------------------

10/24/02

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                                   SCHEDULE A

                                FEES AND EXPENSES

The fees referred to in Section 3 of this Agreement shall be as follows:

     Effective July 1, 2002, the fee shall be paid by the Trust and will be equivalent on an annual basis to the lesser of $18 per participant account per mutual fund or 0.20% of the average daily net assets of the mutual funds attributable to the Plans. The calculation is computed and paid on a quarterly basis.

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